UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 28, 2020
CELANESE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-32410	98-0420726

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
222 West Las Colinas Blvd. Suite 900N, Irving, TX 75039
(Address of Principal Executive Offices) (Zip Code)
Registrant's telephone number, including area code: (972) 443-4000

N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.0001 per share	CE	The New York Stock Exchange
1.125% Senior Notes due 2023	CE /23	The New York Stock Exchange
1.250% Senior Notes due 2025	CE /25	The New York Stock Exchange
2.125% Senior Notes due 2027	CE /27	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.05	Costs Associated with Exit or Disposal Activities.
On July 28, 2020, Celanese Corporation (“Celanese” or the “Company”) announced its intention to consolidate compounding operations currently at its facilities in Kaiserslautern, Germany; Wehr, Germany and Ferrara Marconi, Italy into a Compounding Center of Excellence at its Forlì, Italy manufacturing location. This proposed consolidation is subject to consultation processes with the applicable works councils and union representatives at those respective facilities, which the Company also initiated on July 28, 2020. The Company intends for the consolidation, subject to the completion of such consultation processes, to be completed by the end of 2021.
As a result of this intended consolidation, the Company expects to record expenses, excluding employee termination costs, of approximately $45-65 million, consisting primarily of a $25 million non-cash impairment charge, which will be reflected in the Company's Form 10-Q for the period ended June 30, 2020, approximately $5-15 million of non-cash accelerated depreciation of fixed asset costs, and approximately $15-25 million of other facility-related shutdown and relocation cash costs (primarily tax costs, physical site relocation costs and asset retirement obligations), with such cash outflows expected to occur during fiscal 2021 and 2022.
In addition to these expenses, the Company expects to incur employee termination costs. Employee termination costs are subject to the above-referenced works council consultations. Until such consultations are concluded, the Company is unable to reasonably estimate the employee termination costs it will incur in connection with the intended actions. The Company will disclose the amount, type and timing of such costs promptly after they are determined.
The above charges are estimates; the actual charges may vary significantly based on various factors, including the outcome of the consultation processes with the applicable works councils and union representatives.

Item 7.01	Regulation FD Disclosure.
On July 28, 2020, the Company issued a press release announcing the proposed facility consolidation described under Item 2.05 above. A copy of the press release is furnished as an exhibit to this Current Report.

Forward-Looking Statements
The information set forth in this Current Report contains certain “forward-looking statements,” which include information concerning the Company’s plans, objectives, goals, expected future costs associated with the anticipated consolidation of its operations in Kaiserslautern, Germany; Wehr, Germany and Ferrara Marconi, Italy and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained herein. Numerous factors, many of which are beyond the Company’s control could cause actual results to differ materially from those expressed as forward-looking statements. Certain of these risk factors are discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and other filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date the statement is made.

Item 9.01	Financial Statements and Exhibits.
(d) The following exhibits are being furnished herewith:

Exhibit Number
Description

99.1	Press Release dated July 28, 2020*

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document contained in Exhibit 101).
* The information in Item 7.01 of this Current Report, including Exhibit 99.1 furnished thereunder, is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of such section. The information in Item 7.01 this Current Report, including the furnished thereunder, shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any incorporation by reference language in any such filing. The disclosure in Item 7.01 of this Current

Report will not be deemed an admission as to the materiality of any information in such item in this Current Report that is required to be disclosed solely by Regulation FD.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELANESE CORPORATION
By:	/s/ Michael R. Sullivan
Name:	Michael R. Sullivan
Title:	Vice President, Deputy General Counsel and Assistant Secretary

Date:	July 28, 2020

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